EXHIBIT 10.3
David Paterson
Amendment to Employment Agreement and Change in Control Agreement
April 6, 2020

This Amendment is entered into between David Paterson (“Executive”) and Newpark Resources, Inc. (“Company”) and amends that certain Employment Agreement dated effective October 11, 2019 between the Company and the Executive (“Employment Agreement”) as well as that certain Change in Control Agreement dated effective July 2, 2019 between the Company and the Executive (the “Change in Control Agreement”).

Due to the current economic situation, Executive and the Company mutually agree that Executive’s current annualized Base Salary of Four Hundred Thirty-Five Thousand Dollars and No Cents ($435,000.00) established pursuant to Section 1.2(a) of Executive’s Employment Agreement will be temporarily reduced by 15% to Three Hundred Sixty-Nine Thousand Seven Hundred Fifty Dollars and No Cents ($369,750.00). This temporary 15% reduction to Executive’s annualized Base Salary will take effect on April 1, 2020 and will continue in effect until a date to be mutually agreed in writing by and between the Executive and the Company (the “End Date”, and the period from the Effective Date until the End Date, the “Reduction Period”).

Executive’s Base Salary for purposes of calculating incentive compensation payments contemplated by Section 1.2(b) of the Employment Agreement will likewise be adjusted effective as of April 1, 2020 to reflect this temporary 15% reduction in Executive’s annualized Base Salary.

Executive and the Company agree that this temporary 15% reduction in Executive’s annualized Base Salary and the corresponding adjustment to Executive’s incentive compensation are being made with the full knowledge and consent of Executive. Executive and the Company further agree that this temporary 15% reduction in Executive’s annualized Base Salary and the corresponding adjustment to Executive’s incentive compensation do not constitute “Good Reason” for any purpose under the Employment Agreement including, without limitation, Section 2.1 and Section 2.3 of the Employment Agreement, or a termination by the Company.

Executive and the Company agree that if Executive’s employment is terminated at any time during the Reduction Period pursuant to Section 2.3 of Executive’s Employment Agreement, Executive’s Severance Payment (as defined in Executive’s Employment Agreement) provided for in Section 2.3(b), 2.3(c) or 2.3(d) will be calculated based upon Executive’s annualized Base Salary immediately prior to the Reduction Period and not on Executive’s Base Salary at the time of termination.

Executive and the Company agree that if Executive’s employment is terminated at any time during the Reduction Period, pursuant to Section 2.2 of the Change in Control Agreement, as a result of a Change in Control (as defined in the Change in Control Agreement) or a Potential Change in Control (as defined in the Change in Control Agreement), Executive’s Termination Benefit provided for in Section 3.3 and Annex A of the Change in Control Agreement will be calculated based upon Executive’s Base Salary immediately prior to the Reduction Period and not on Executive’s base salary at the time of termination.

All other terms and provisions in the Employment Agreement and the Change in Control Agreement remain unchanged and in full force and effect.

Amendment to Employment Agreement and Change of Control Agreement between
David Paterson and Newpark Resources, Inc.

AGREED and ACCEPTED on this 6th day of April, 2020.

/s/ David Paterson
David Paterson (Executive)

/s/ Paul L. Howes
Paul L. Howes
President & CEO
Newpark Resources, Inc.

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